October 2008 Pricing Sheet dated October 14, 2008 relating to Preliminary Pricing Supplement No. 793 dated October 6, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)
PRICING TERMS – OCTOBER 14, 2008
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: A1 (downgrade review) / S&P: A+ (negative outlook)*
Aggregate principal amount:	$711,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	October 14, 2008
Original issue date:	October 21, 2008 (5 business days after the pricing date)
Maturity date:	October 20, 2010
Underlying index:	The Dow Jones–AIG Commodity IndexSM (Excess Return) (the “Index”)
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If on each day during the observation period the index closing value is within the index range, $1,000 times the absolute index return; or
▪ If on any day during the observation period the index closing value is outside the index range, $0.
Maximum payment at maturity:	$1,500 per note (150% of the stated principal amount)
Observation period:	Each index business day on which there is no market disruption event during the period from but excluding the pricing date to and including the index valuation date.
Index closing value:	The official settlement price of the Index published by the index publisher
Index range:	Any value of the Index that is:
▪ greater than or equal to 72.4325, which is the initial index value x 50%; and
▪ less than or equal to 217.2975, which is the initial index value x 150%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	144.865, which is the index closing value on the pricing date.
Final index value:	The index closing value on the index valuation date
Index valuation date:	October 13, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617482CR3
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$1,000	$20	$980
Total	$711,000	$14,220	$696,780
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

* On October 9, 2008, Moody’s Investors Service placed our long-term debt ratings on review for downgrade.  Both ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal and the supplemental redemption amount, if any, payable under the terms of the notes at maturity and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

“Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG Financial Products Corp. (“AIG-FP”) or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED
PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 793 dated October 6, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.